Evoqua Water Technologies Reports First Quarter 2020 Results
First Quarter 2020 Financial Highlights:

•	Consolidated revenues of $346.1 million, an increase of 7.2% over the prior year period

•	Net income of $53.5 million compared to net loss of $16.3 million in the prior year period

•	Sale of the Memcor product line generated a net pre-tax benefit of $49.0 million; net cash proceeds of $108.9 million

•	Adjusted EBITDA of $43.6 million, up 13.5% from the prior year period

PITTSBURGH -- Evoqua Water Technologies (NYSE:AQUA), an industry leader in mission-critical water treatment solutions, today reported results for its first quarter ended December 31, 2019.
Revenues for the first quarter of fiscal 2020 were $346.1 million, an increase of 7.2% as compared to the prior year period. The revenue increase was driven primarily by organic revenue growth of 5.7%, along with an increase of 1.6% from acquisitions, offset slightly by negative currency translation. Net income for the quarter was $53.5 million, resulting in diluted earnings per share (“EPS”) of $0.44. Net income for the quarter includes a net pre-tax benefit on the sale of the Memcor product line of $49.0 million. Additionally, net income includes non-cash foreign currency translation gains related to intercompany loans of $6.6 million in the current quarter as compared to a loss of $4.7 million in the prior year period. Adjusted EBITDA for the quarter was $43.6 million, an increase of $5.2 million, or 13.5%, versus the prior year period. Adjusted EPS was $0.04.
“Our first quarter performance was strong. Revenues grew 7.2%, driven by organic revenue growth of 5.7%.  Service revenues grew 4.6% as our outsourced water business, including our digitally enabled pay for usage model Water One, remains on track and growing. Our order book is robust, and we continue to see strong pipeline activity. Profitability benefited from the strong services growth, improving Adjusted EBITDA margins,” stated Ron Keating, Evoqua’s CEO.

Mr. Keating continued, “We completed the Memcor product line sale on December 31, finalizing the previously announced divestiture. In mid-January we used $100 million of proceeds from the transaction to reduce the debt balance as we work to lower our leverage while continuing to invest in our growth strategy. Net leverage at the end of the first quarter was 3.4x, improving from 4.2x in the first quarter of the prior year.”

“We are off to a solid start and we reaffirm our full year outlook.  Our end markets remain strong and stable and customers continue to look to Evoqua to solve complex water treatment challenges.”

First Quarter Segment Results
Evoqua has two reportable operating segments - Integrated Solutions and Services and Applied Product Technologies. The results of our segments for the first quarter are as follows:
Integrated Solutions and Services
The Integrated Solutions and Services (ISS) segment provides tailored services and solutions in collaboration with our customers backed by life‑cycle services including on‑demand water, outsourced water, recycle / reuse and emergency response service alternatives to improve operational reliability, performance and environmental compliance. Key offerings within this segment also include equipment systems for industrial needs (influent water, boiler feed water, ultrahigh purity, process water, wastewater treatment and recycle / reuse), full-scale outsourcing of operations and maintenance, and municipal services, including odor and corrosion control services.
Segment revenues increased $17.6 million, or 8.4%, to $228.1 million in the first quarter of fiscal 2020. Organic revenues increased approximately 7.8% as compared to the same period in the prior year -

•
Capital revenue increased by $9.7 million, exclusive of acquisitions, as compared to the prior year. The increase is primarily driven by continued strong demand in the microelectronics and chemical processing end markets.

•	Service revenue increased by $6.8 million, driven by both volume increases as well as price realization.

•	Aftermarket revenues were generally flat in the period.

•	The recent investment in Frontier Water Systems LLC contributed $1.3 million of revenue in the period.
Operating profit increased $5.3 million, or 19.0%, to $33.2 million in the first quarter of fiscal 2020 as compared to the prior year period -

•	Segment profitability improved $7.3 million in the period driven by increased revenue volume, price, along with the leverage of revenue volume and mix.

•
Profitability in the current year was also favorably impacted $1.0 million by the non-recurrence of $0.5 million of charges related to the achievement of earn-out targets associated with the Pure Water acquisition that was reflected in the prior year results, as well as the non-recurrence of other charges noted in the prior year of approximately $0.5 million related to restructuring and inactive sites.

•
Negative drivers to profitability included increased employee related expenses of $1.4 million and $1.6 million from higher depreciation and amortization expense as the segment continues to invest in revenue generating assets.

Segment Adjusted EBITDA increased $5.9 million, or 13.8%, to $48.8 million in the first quarter of fiscal 2020 as compared to the prior year period. The increase in segment Adjusted EBITDA resulted from the same factors which impacted operating profit, other than the change in depreciation and amortization, and for this segment also excludes -

•	Activity incurred in the prior year that impacted Adjusted EBITDA for this segment which aggregated to approximately $1.0 million as discussed above.
Applied Product Technologies
The Applied Product Technologies (APT) segment provides a range of highly differentiated and scalable products and technologies specified by global water treatment designers, OEMs, engineering firms and integrators. Key offerings within this segment include filtration and separation, disinfection, wastewater solutions, anode and electrochlorination technology and aquatics technologies and solutions for the global recreational and commercial pool market.
Revenues increased by $5.5 million, or 4.9%, to $118.0 million in the first quarter of fiscal 2020 as compared to the same period in the prior year -

•	Overall revenues increased $2.3 million in the period driven primarily by increased aftermarket volume across multiple businesses and price realization.

•	Recently acquired business ATG UV Technology Limited contributed $3.9 million of increased revenue.

•	The impact of foreign currency translation was a reduction to revenue of $0.7 million.
Operating profit increased $58.6 million to $63.1 million for the first quarter of fiscal 2020 as compared to the same prior year period -

•	$56.0 million of non-recurring items driving operating profit in the current period include -

◦
$49.0 million net pre-tax benefit on sale of the Memcor product line, which is net of $8.3 million of discretionary compensation payments to employees in connection with the transaction and $1.0 million in transaction costs incurred in the three months ended December 31, 2019.

◦
A net recovery of costs incurred by the Company from a settlement with a third-party vendor associated with remediation of manufacturing defects caused by the vendor of $1.4 million as compared to prior year expense of $1.0 million.

◦	Reductions in costs related to the achievement of earn-out targets associated with certain acquisitions of $1.3 million as compared to prior year expense of $0.7 million.

◦	Reductions in other non-recurring costs by $2.6 million.

•	Profit increased $1.8 million based on organic revenue volume and mix performance, augmented by improved pricing. The recently acquired ATG UV Technology Limited contributed $0.6 million of profit.

•	Segment operating profit also includes the positive impact of $0.8 million of lower depreciation expense.

•
Operating profit was reduced by $0.6 million, net as compared to the prior period as the increased benefits from the two-segment realignment resulted in cost savings of $1.4 million as compared to the same period in the prior year, offset by increased employment costs related to inflation and incentive of $2.0 million. The impact of foreign currency translation was immaterial.

Segment Adjusted EBITDA increased $1.8 million, or 12.9%, to $15.8 million in the first quarter of fiscal 2020 as compared to $14.0 million in the same period of the prior year. The increase in segment Adjusted EBITDA was driven by the same factors which impacted segment operating profit, other than the change from depreciation and amortization, and for this segment also excludes -

•	Activity incurred in the current and prior year that impacted Adjusted EBITDA for this segment which aggregated to $56.0 million as discussed above.
First Quarter Earnings Call and Webcast
The Company will hold its first quarter of fiscal 2020 earnings conference call Tuesday, February 4, 2020, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/. The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,
	2019	2018
Revenue	$346,105	$323,002
Cost of product sales and services	(240,390)	(234,272)
Gross profit	105,715	88,730
General and administrative expense	(45,770)	(54,831)
Sales and marketing expense	(38,014)	(36,152)
Research and development expense	(3,684)	(4,146)
Total operating expenses	(87,468)	(95,129)
Other operating income, net	51,445	40
Income (loss) before interest expense and income taxes	69,692	(6,359)
Interest expense	(13,583)	(14,443)
Income (loss) before income taxes	56,109	(20,802)
Income tax (expense) benefit	(2,603)	4,514
Net income (loss)	53,506	(16,288)
Net income attributable to non‑controlling interest	361	442
Net income (loss) attributable to Evoqua Water Technologies Corp.	$53,145	$(16,730)
Basic income (loss) per common share	$0.46	$(0.15)
Diluted income (loss) per common share	$0.44	$(0.15)

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amounts)

	December 31, 2019	September 30, 2019
ASSETS
Current assets	$682,218	$637,293
Cash and cash equivalents	194,903	109,881
Receivables, net	242,036	257,585
Inventories, net	148,784	137,164
Contract assets	73,909	73,467
Other current assets	22,586	21,940
Assets held for sale	—	37,256
Property, plant, and equipment, net	339,135	333,584
Goodwill	397,006	392,890
Intangible assets, net	319,665	314,767
Operating lease right-of-use assets, net	42,532	—
Other non-current assets	29,746	28,505
Non-current assets held for sale	—	30,809
Total assets	$1,810,302	$1,737,848
LIABILITIES AND EQUITY
Current liabilities	$405,516	$322,221
Accounts payable	134,808	144,247
Current portion of debt	113,707	13,418
Contract liabilities	43,634	39,051
Accrued expenses and other liabilities	101,656	101,839
Other current liabilities	11,711	9,458
Liabilities held for sale	—	14,208
Non‑current liabilities	989,656	1,049,805
Long‑term debt, net of deferred financing fees	851,570	951,599
Obligation under operating leases	32,871	—
Other non-current liabilities	105,215	94,541
Non-current liabilities held for sale	—	3,665
Total liabilities	1,395,172	1,372,026
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 117,653 shares, outstanding 115,570 at December 31, 2019; issued 116,008, outstanding 114,344 shares at September 30, 2019	1,170	1,154
Treasury stock: 2,083 shares at December 31, 2019 and 1,664 shares at September 30, 2019	(2,837)	(2,837)
Additional paid‑in capital	560,132	552,422
Retained deficit	(123,854)	(174,976)
Accumulated other comprehensive loss, net of tax	(21,655)	(13,004)
Total Evoqua Water Technologies Corp. equity	412,956	362,759
Non‑controlling interest	2,174	3,063
Total shareholders’ equity	415,130	365,822
Total liabilities and shareholders’ equity	$1,810,302	$1,737,848

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2019	2018
Operating activities
Net income (loss)	$53,506	$(16,288)
Reconciliation of net income (loss) to cash flows provided by operating activities:
Depreciation and amortization	25,143	23,090
Amortization of debt related costs	701	556
Deferred income taxes	(679)	(766)
Share-based compensation	3,680	4,525
Loss (gain) on sale of property, plant and equipment	173	(100)
Gain on sale of business	(58,279)	—
Foreign currency exchange (gains) losses on intercompany loans and other non-cash items	(6,086)	4,661
Changes in assets and liabilities	(13,427)	(11,544)
Net cash provided by operating activities	4,732	4,134
Investing activities
Purchase of property, plant and equipment	(17,572)	(17,569)
Purchase of intangibles	(210)	(341)
Proceeds from sale of property, plant and equipment	251	237
Proceeds from sale of business, net of cash of $12,117	108,921	—
Acquisitions, net of $0 cash received	(11,160)	—
Net cash provided by (used in) investing activities	80,230	(17,673)
Financing activities
Issuance of debt, net of deferred issuance costs	3,532	4,022
Borrowings under credit facility	13	15,000
Repayment of debt	(3,793)	(17,891)
Repayment of capital lease obligation	(4,162)	(3,285)
Payment of earn-out related to previous acquisitions	(175)	—
Proceeds from issuance of common stock	4,046	68
Taxes paid related to net share settlements of share-based compensation awards	—	(15)
Cash paid for interest rate cap	—	(2,235)
Distribution to non‑controlling interest	(1,250)	(600)
Net cash used in financing activities	(1,789)	(4,936)
Effect of exchange rate changes on cash	1,849	(724)
Change in cash and cash equivalents	85,022	(19,199)
Cash and cash equivalents
Beginning of period	109,881	82,365
End of period	$194,903	$63,166

Use of Non-GAAP Measures
Adjusted EBITDA
We use the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash share-based compensation, sponsor fees, transaction costs and other gains, losses and expenses.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results and provides greater clarity to management and our investors regarding the operational impact of long term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

•
to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

•	in our management incentive compensation which is based in part on components of Adjusted EBITDA;

•	in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA;

•	to evaluate the effectiveness of our business strategies;

•	to make budgeting decisions; and

•	to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses EBITDA and Adjusted EBITDA of each reportable operating segment to evaluate the operating performance of such segments. EBITDA and Adjusted EBITDA of the reportable operating segments does not include certain charges that are presented within corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and share-based compensation charges.
You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
With respect to our guidance, we have not presented a quantitative reconciliation of the forward-looking non-GAAP financial measure Adjusted EBITDA to its most directly comparable GAAP financial measure because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized.

The following is a reconciliation of our Net income (loss) to Adjusted EBITDA (unaudited):

	Three Months Ended December 31,
(In millions)	2019	2018
Net income (loss)	$53.5	$(16.3)
Income tax expense (benefit)	2.6	(4.5)
Interest expense	13.6	14.4
Operating profit (loss)	69.7	(6.4)
Depreciation and amortization	25.1	23.1
EBITDA	94.8	16.7
Restructuring and related business transformation costs (a)	1.7	5.7
Share-based compensation (b)	3.7	4.6
Transaction costs (c)	0.2	2.1
Other (gains) losses and expenses (d)	(56.8)	9.3
Adjusted EBITDA	$43.6	$38.4

(a)	Restructuring and related business transformation costs
Adjusted EBITDA is calculated prior to considering certain restructuring or business transformation events. These events may occur over extended periods of time, and in some cases it is reasonably possible that they could reoccur in future periods based on reorganizations of the business, cost reduction or productivity improvement needs, or in response to economic conditions. For the periods presented such events include the following:

(i)
Certain costs and expenses in connection with various restructuring initiatives, including severance costs, relocation costs, recruiting expenses, and third-party consultant costs to assist with these initiatives. This includes:

(A)	amounts related to the Company’s transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide; and

(B)	amounts related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure.

	Three Months Ended December 31,
(In millions)	2019	2018
Two-segment restructuring(1)	$1.0	$1.9
Cost of sales	0.3	0.2
S&M expense	—	0.2
G&A expense	0.3	1.5
Other operating (income) expense	0.4	—
Various other initiatives(2)	$0.2	$0.5
Cost of product sales and services ("Cost of sales")	0.1	0.3
G&A expense	0.1	0.2
Total	$1.2	$2.4

(1)
of which $0.7 million and $1.9 million is reflected as a component of Restructuring charges in Note 13, “Restructuring and Related Charges” to our Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2019 (the “Restructuring Footnote”) in the three months ended December 31, 2019 and 2018, respectively.

(2)	all of which is reflected in the Restructuring Footnote in the three months ended December 31, 2019 and 2018, respectively.

(ii)
legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR® products and certain discontinued products. This includes:

	Three Months Ended December 31,
(In millions)	2019	2018
Cost of sales	$0.1	$0.1
G&A expense	—	0.3
Total	$0.1	$0.4

(iii)
expenses associated with our information technology and functional infrastructure transformation subsequent to the AEA Acquisition, including activities to optimize information technology systems and functional infrastructure processes. This includes:

	Three Months Ended December 31,
(In millions)	2019	2018
Cost of sales	$0.1	$0.1
G&A expense	0.3	2.7
Total	$0.4	$2.8

(iv)
costs associated with our IPO and secondary offering as well as costs incurred by us in connection with establishment of our public company compliance structure and processes, including consultant costs. This includes:

	Three Months Ended December 31,
(In millions)	2019	2018
G&A expense	$—	$0.1
Total	$—	$0.1

(b)	Share-based compensation
Adjusted EBITDA is calculated prior to considering non‑cash share‑based compensation expenses related to equity awards. See Note 16, “Share-Based Compensation” to our Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2019 for further detail.

(c)	Transaction related costs
Adjusted EBITDA is calculated prior to considering transaction, integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred as a result of the transaction decision. Such costs may include, without limitation, consulting and legal costs associated with due diligence and closing a transaction, restructuring and integration costs such as severance, facility consolidation costs, product rationalization or inventory obsolescence charges, system integration or conversion costs, fair value changes associated with contingent consideration, and costs associated with any litigation matters that arise subsequent to our acquisition of a business for which the matter in question preceded the transaction, but was not known, not probable or unresolved at the date of acquisition. We believe that viewing earnings prior to considering these charges provides investors with useful additional perspective because the significant costs incurred in connection with business combinations result primarily from the need to eliminate duplicate assets, activities or employees - a natural result of acquiring or disposing a fully integrated set of activities. Integration and restructuring costs associated with a business combination may occur over several years. This includes:

	Three Months Ended December 31,
(In millions)	2019	2018
Cost of sales	$0.1	$0.2
G&A expense	0.4	1.9
Other operating (income) expense	(0.3)	—
Total	$0.2	$2.1

(d)	Other (gains), losses and expenses
Adjusted EBITDA is calculated prior to considering certain other significant (gains), losses and expenses. Such significant items represent substantive and/or unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and qualitative aspects of their nature and they may be highly variable and difficult to predict. Unusual items may represent items that are not part of our ongoing business, items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis, items that would be non-recurring, or items related to products we no longer sell. While not all-inclusive, examples of items that could be included as other (gains), losses and expenses would be amounts related to non-cash foreign currency exchange gains and losses on intercompany loans, significant warranty events, and certain disposals of businesses, products or facilities that do not qualify as discontinued operations under GAAP. For the periods presented such events include the following:

(i)	impact of foreign exchange gains and losses;

(ii)	foreign exchange impact related to headquarter allocations;

(iii)	expenses on disposal related to maintaining non‑operational business locations, net of gain on sale;

(iv)	expenses incurred by the Company related to the remediation of manufacturing defects caused by a third- party vendor for which the Company is seeking restitution;

(v)	charges incurred by the Company related to product rationalization in its electro-chlorination business; and

(vi)
net pre-tax benefit on the sale of the Memcor product line, which is net of $8.3 million of discretionary compensation payments to employees in connection with the transaction and $1.0 million in transaction costs incurred in the three months ended December 31, 2019.

Other adjustments include the following (gains), losses and expenses for the periods presented below:

Three Months Ended December 31, 2019
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	Total
Cost of sales	$(0.4)	$—	$—	$0.2	$0.1	$0.1	$—
G&A expense	(6.2)	0.1	—	—	—	0.9	(5.2)
Other operating (income) expense	—	—	—	(1.6)	—	(50.0)	(51.6)
Total	$(6.6)	$0.1	$—	$(1.4)	$0.1	$(49.0)	$(56.8)

Three Months Ended December 31, 2018
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	Total
Cost of sales	$0.2	$—	$1.0	$—	$3.1	$—	$4.3
G&A expense	4.5	0.5	—	—	—	—	5.0
Total	$4.7	$0.5	$1.0	$—	$3.1	$—	$9.3

Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. The following is a reconciliation of our segment operating profit to Adjusted EBITDA:

	Three Months Ended December 31,
	2019		2018
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$33.2	$63.1	$27.9	$4.5
Depreciation and amortization	15.6	3.6	14.0	4.4
EBITDA	$48.8	$66.7	$41.9	$8.9
Restructuring and related business transformation costs (a)	—	0.7	0.3	0.3
Transaction costs (b)	—	(1.3)	0.5	0.7
Other (gains) losses and expenses (c)	—	(50.3)	0.2	4.1
Adjusted EBITDA	$48.8	$15.8	$42.9	$14.0

(a)
Represents costs and expenses in connection with restructuring initiatives distinct to our Integrated Solutions and Services and Applied Product Technologies segments. Such expenses are primarily composed of severance and relocation costs.

(b)
Represents costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets, which resulted in a (decrease) increase to the fair valued amount of the earn-out recorded upon acquisition, distinct to our Integrated Solutions and Services and Applied Product Technologies segments.

(c)	Other losses, (gains) and expenses as discussed above, distinct to our Integrated Solutions and Services and Applied Product Technologies segments, include the following:

	Three Months Ended December 31,
	2019		2018
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Net pre-tax benefit on sale of the Memcor product line	$—	$(49.0)	$—	$—
Remediation of manufacturing defects	—	(1.4)	—	1.0
Product rationalization in electro-chlorination business	—	0.1	—	3.1
Expenses related to maintaining non-operational business locations	—	—	0.2	—
Total	$—	$(50.3)	$0.2	$4.1

Revenue by Source
Information regarding revenues disaggregated by source of revenue and segment is as follows:

	Three Months Ended December 31,
(In thousands)	2019			2018
	Integrated Solutions and Services	Applied Product Technologies	Total	Integrated Solutions and Services	Applied Product Technologies	Total	% Growth Total
Revenue from capital projects	$54,620	$74,926	$129,546	$43,009	$71,226	$114,235	13.4%
Revenue from aftermarket	29,673	37,341	67,014	30,796	35,057	65,853	1.8%
Revenue from service	143,845	5,700	149,545	136,693	6,221	142,914	4.6%
Total	$228,138	$117,967	$346,105	$210,498	$112,504	$323,002	7.2%
Net Sales Growth by Driver
The following is a reconciliation of net sales growth by driver for the three months ended December 31, 2019. Organic revenue growth is defined as the year-over-year rate of change in revenues excluding the impact of foreign exchange, acquisitions and divestitures.

	Q1'20 Net Sales Growth % Change
	GAAP Reported	Currency	Acquisitions/ Divestitures	Organic
Evoqua Water Technologies	7.2%	(0.2)%	1.6%	5.7%
Integrated Solutions & Services	8.4%	—%	0.6%	7.8%
Applied Product Technologies	4.9%	(0.6)%	3.4%	2.1%
Leverage Ratio

(In millions)	12/31/2019	12/31/2018
Cash and cash equivalents	$194.9	$63.2

Revolving Credit Facility	—	—
First Lien Term Facility	926.4	935.9
Mortgage	1.7	1.8
Equipment financing facilities	48.9	17.2
Finance leases	38.0	30.1
Total debt including finance leases	1,015.0	985.0
Less unamortized discount and lenders fees	(11.6)	(13.6)
Total net debt including finance leases(1)	$808.5	$908.2

Leverage Ratio calculation:
Total net debt / Adjusted EBITDA(2)	3.4x	4.2x

(1)	Total net debt is total debt less unamortized discount and lenders fees minus cash and cash equivalents.

(2)
Adjusted EBITDA (with contributions from acquisitions) inclusive of completed acquisitions. For the definition of Adjusted EBITDA and a reconciliation to net income (loss), its most directly comparable financial measure presented in accordance with GAAP, see the “Use of Non-GAAP Measures” section above.

Adjusted Net Income (Loss)

(In millions, except per share amounts)	Q1'20	Q1'19
Operating profit (loss)	$69.7	$(6.4)
Interest expense	(13.6)	(14.4)
Income tax (expense) benefit	(2.6)	4.5
Net income (loss)	$53.5	$(16.3)
Adjustments, net of tax(1)	(48.7)	16.1
Adjusted net income (loss)	$4.8	$(0.2)

Earnings (loss) per share
Basic EPS	$0.46	$(0.15)
Diluted EPS	$0.44	$(0.15)
Adjusted Basic EPS(1)	$0.04	$(0.01)
Adjusted Diluted EPS(1)	$0.04	$(0.01)

Memo items:
Blended statutory tax rate	26.0%	26.0%
Blended annual projected tax rate (impacted by Memcor gain)	4.9%
Foreign currency (gain) loss primarily on intercompany loans	$(6.6)	$4.7
Basic # of shares (in millions)	115.5	114.0
Diluted # of shares (in millions)	120.9	114.0

(1)	Refer to adjustments on the Adjusted EBITDA reconciliation included in the “Use of Non-GAAP Measures” section above.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, general global economic and business conditions; our ability to execute projects in a timely manner; our ability to accurately predict the timing of contract awards; material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies; our ability to achieve the expected benefits of our restructuring actions and restructuring of our business into two segments; our ability to compete successfully in our markets; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; risks associated with product defects and unanticipated or improper use of our products; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in China; our ability to adequately protect our intellectual property from third-party infringement; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; AEA’s influence over us; and other factors described in the “Risk Factors” section included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, as filed with the SEC on November 25, 2019 and in other periodic reports we file with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements including, but not limited to, expectations for fiscal 2020. Additionally, any forward-looking statements made in this press release speak only as of the date of this release. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
Contacts
Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com

Media
Lisa Marchewka
Vice President, Brand and Strategy
Evoqua Water Technologies
Telephone: 978-614-7219
Email: lisa.marchewka@evoqua.com